Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

November 17, 2016

Lantheus Holdings, Inc.

331 Treble Cove Road

North Billerica, MA 01862

Re:	Registration Statement on Form S-3 filed on August 5, 2016

(File No. 333-212940)

Registration Statement on Form S-3 filed on November 15, 2016

Pursuant to Rule 462(b) of the Securities Act of 1933

(File No. 333-214615)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statements (collectively, the “Registration Statement”), the base prospectus dated August 5, 2016 (the “Base Prospectus”) and the prospectus supplement dated November 15, 2016 (together with the Base Prospectus, the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) by Lantheus Holdings, Inc. (the “Company”), a Delaware corporation, pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus relates to the offering of 3,500,000 shares of Company common stock, par value $0.01 per share (the “Common Stock”), by the Company and certain selling stockholders (the “Selling Stockholders”), which Shares are covered by the Registration Statement. Of the shares of Common Stock to be registered pursuant to the Registration Statement, 1,000,000 shares are being offered by the Company (the “Company Shares”) and 2,500,000 shares are being offered by the Selling Stockholders (the “Selling Stockholder Shares” and, together with the Company Shares, collectively the “Shares”). The Shares are being sold pursuant to an underwriting agreement, dated November 15, 2016 (the “Underwriting Agreement”) among the Company, the Selling Stockholders and Credit Suisse Securities (USA) LLC, as the underwriter.

We have acted as counsel for the Company in connection with the issuance and sale of the Company Shares and the sale of the Selling Stockholder Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (1) the Company Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable, and (2) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP